Exhibit 99.1

The Home Depot Names Ted Decker President and Chief Operating Officer;
Announces Additional Senior Leadership Promotions

ATLANTA, Oct. 2, 2020 – The Home Depot®, the world’s largest home improvement retailer, today announced that Edward “Ted” P. Decker has been named president and chief operating officer, effective October 5, 2020. Decker, a 20-year veteran of the company, has served as executive vice president of merchandising since 2014. As the company’s chief merchant, he has been responsible for all store and online merchandising departments, merchandising strategy, services and vendor management, marketing and in-store environment. In his new role, he will assume additional responsibility for global store operations, global supply chain, and outside sales and service.

“Ted is an incredible leader who has enhanced our competitiveness and interconnected strategy by blending the art and science of retail while also driving outstanding results with both our in-store and online customer experience,” said Craig Menear, chairman and CEO of The Home Depot. “We are extremely fortunate to have what I believe to be one of the finest executive leadership teams in retail. Ted’s promotion and the additional changes we are announcing will further strengthen the team’s strategic leadership and operational efficiency, while I continue to focus over the next few years on the long-term growth and strategic positioning of the company.”

Ann-Marie Campbell has been named executive vice president of U.S. stores and international operations, adding responsibility for all operations, business functions and strategy for the company’s Canada and Mexico businesses to her current responsibilities. The presidents of The Home Depot Canada and The Home Depot Mexico will now report to her. Campbell, a 35-year veteran of The Home Depot, will now lead more than 2,200 stores and 400,000 associates.

Jeff Kinnaird has been promoted to executive vice president of merchandising, reporting to Decker. Most recently, he was president of The Home Depot Canada. He previously served as merchandising vice president of Canada, overseeing merchandising strategy, global sourcing for the division, and growth of private label brands across Canadian stores and online. Prior to that, he was regional vice president of operations for The Home Depot Canada. Kinnaird began his career at The Home Depot nearly 25 years ago as an hourly associate in the lumber aisles.

Michael Rowe has been promoted to president of The Home Depot Canada. Rowe was most recently vice president of e-commerce, marketing and contractor services, where he led all marketing and advertising efforts across Canada, as well as e-commerce, installation services, contractor services and strategy. Prior to that, he served as chief financial officer for The Home Depot Canada. Rowe joined the company in 2006.

Richard McPhail, executive vice president and chief financial officer, will assume the additional responsibility for the company’s corporate strategy and strategic business development. McPhail joined the company in 2005 and was named CFO in 2019, with responsibility for managing the company’s financial performance as well as capital allocation, investor relations, tax and treasury.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer, with 2,294 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2019, The Home Depot had sales of $110.2 billion and earnings of $11.2 billion. The company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations & Treasurer	Senior Director, Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com